                                                                    EXHIBIT 10.4


                                AMENDMENT TO THE
                              RETROCESSION CONTRACT

         This AMENDMENT TO RETROCESSION CONTRACT, effective as of October 1, 2003 (the "Amendment"), is made in respect of the RETROCESSION CONTRACT (the "Retrocession Contract"), dated as of January 1, 2003, between SELECT REINSURANCE LTD., a Bermuda company (the "Company"), and PXRE Reinsurance Ltd., a Bermuda Company (the "Reinsurer"), and beginning October 1, 2003, PXRE REINSURANCE COMPANY, a Connecticut company, which, effective on such date, shall be included in the definition of "Reinsurer" as hereinafter provided and referred to separately in this Amendment as "PXRE Co.." while PXRE Reinsurance Ltd. shall be referred to in this Amendment separately as "PXRE Ltd." and "Reinsurer" shall be used to refer to either. Capitalized and other specialized terms used herein but not otherwise defined shall have the meanings given to such terms in the Retrocession Contract.


                                    RECITALS

         WHEREAS, the parties desire to amend the term of the Retrocession Contract to reflect the participation of PXRE Co. as a Reinsurer effective October 1, 2003;

         NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, it is hereby mutually agreed by the parties as follows:

         1. The parties hereby agree that, effective as of October 1, 2003, PXRE Co. shall become a co-reinsurer under the Retrocession Contract along with PXRE Ltd. The Business Covered pursuant to Article I of the Retrocession Contract shall include all reinsurance programs ceded by PXRE Ltd. and PXRE Co. pursuant to the Amended and Restated Facultative Obligatory Quota Share Retrocessional Agreement between the Company, PXRE Co. and PXRE Ltd. (the "Obligatory Treaty"). PXRE Co. shall be obligated under the terms of the Retrocessional Contract for reinsurance programs it cedes to Company under the Obligatory Contract and PXRE Ltd. shall be obligated under the terms of the Retrocessional Contract for reinsurance programs it cedes to Company under the Obligatory Contract. The parties shall agree how each Reinsurer shall participate under the Retrocessional Contract with respect to obligations of Company under the Variable Quota Share Retrocessional Agreement when cessions thereunder are under consideration.

         2. For purposes of determining whether the Retention has been exceeded with respect to any Loss Occurrence, the Ultimate Net Losses ceded by both PXRE Co. and PXRE Ltd. under the Obligatory Treaty shall be aggregated. Once the Retention is exceeded, PXRE Co. and PXRE Ltd. shall be severally liable for their proportionate share of:

                  (a) the ratio of (i) the losses ceded to Company by each Reinsurer under the Obligatory Treaty from the Loss Occurrence, to (ii) Ultimate Net Loss of Company from such Loss Occurrence; and

                  (b) the Limit in the ratio of each Reinsurers obligations for Ultimate Net Loss from each Loss Occurrence until the Limit is reached; provided however that in no event shall aggregate liability of the Reinsurers exceed the Limit.

         3.       The Reinsurance Premium payable by the Company pursuant to
                  Article 6 shall be allocable to each Reinsurer hereunder based upon the ratio of premium ceded by such Reinsurer to the Company under the Obligatory Treaty compared to the total of such premium.

         4. Article 21 of the Retrocession Contract is hereby amended and replaced as follows:

                  Each Reinsurer and the Company shall have, and may exercise at any time, the right to offset any amounts due from one party to the other or, to the extent permitted by applicable law, such other's successor, including a successor by operation of law. Such offset may only include amounts due under this Agreement and any other reinsurance agreements heretofore or hereafter entered into between such Reinsurer and the Company, regardless of whether such amounts are in respect of premiums, or losses or otherwise, and regardless of the capacity of any party, whether as reinsurer or reinsured, under the various agreements involved; provided that:

                  (a) upon the occurrence of an Event of Insolvency with respect to PXRE Co., the Company shall, except where prohibited by applicable law, have the right to offset any balance due to Company from PXRE Co. against any amounts due from the Company to PXRE Ltd.;

                  (b) An "Event of Insolvency" shall mean an event whereby one of the parties hereto becomes subject to insolvency, liquidation, rehabilitation proceedings, administrative supervision or governmental action related to the impaired financial position of such party.


         5. This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of New York (other than any mandatory conflict of law rule which might result in the application of the law of any other jurisdiction); provided that in the event of an insolvency proceeding of a party, the law of Bermuda relating to insolvency shall govern, except if the insolvent entity is PXRE Co., the law of Connecticut relating to insolvency shall govern, in each case as to insolvency proceedings in such jurisdictions.

         In witness whereof, the parties hereto have executed this Amendment at their principal places of business, effective as of October 1, 2003.



PXRE Reinsurance Company


By: /s/ Mark W. Christie
    ----------------------------
(Name and Title) Mark W. Christie, Vice President



PXRE Reinsurance Ltd.


By: /s/ Robert P. Myron
    ----------------------------
(Name and Title) Robert P. Myron, CFO


Select Reinsurance Ltd.


By: /s/ Cindy Miller
    ----------------------------
(Name and Title) Cindy Miller, Treasurer